Exhibit 10.12

Translation

TENANCY AGREEMENT

The Landlord (“Party A”):	Shanxi Province Yuci Wangcheng Enterprises Limited

The Tenant (“Party B”):	Shanxi Dongsheng Financial Guarantee Co., Ltd

By friendly negotiation between the parties hereto and pursuant to the laws of the PRC governing tenancy matters, it is hereby agreed that the terms and conditions of this tenancy agreement be reached and set out as below:

1.	Scope and purpose of the tenancy

Party A shall let to Party B the leased premises together with ancillary facilities at No. 229 Yutai Road, Yuci District Jinzhong City with a gross area of 1,002 square meters which shall be used as office premises.

2.	Term of Tenancy

The tenancy shall be for a term of three years commencing March 1, 2015 to February 29, 2018.

3.	Rent and Deposit

3.1	It is agreed that the annual rent shall be Renminbi 360,000 Yuan.

3.2	The rent shall be paid by Party B once every quarter in one lump sum and payable at the end of each quarter. Should Party B fail to pay the rent on time, a penalty at the rate of 0.5% per day on the amount in arrears shall be payable by Party B.

4.	Related Expenses

4.1	Party B shall pay all expenses relating to the tenancy.

5	Landlord’s duties and responsibilities

5.1	Party A hereby declares and warrants that Party A is the legal owner of the leased premises.

5.2	Party A shall timely deliver the leased premises and the ancillary facilities in useable condition to Party B.

5.3	Unless otherwise agreed by the Parties, Party A shall not repossess the leased premised during the tenancy term.

5.4	On the basis of Party B being not in breach of this Tenancy Agreement, Party B shall have the right to reject Party A’s or other persons’ interference to its quiet use of the leased premises.

5.5	Party A may, with the prior consent of Party B, enter into the leased premises for emergency inspection of the leased premises.

5.6	Party A may authorize its agent to deliver to Party B the leased premises, to repossess the leased premises from Party B, to receive rentals and exercise its rights under this Tenancy Agreement.

6.	Tenant’s duties and obligations

6.1	Party B shall punctually pay the rental and related expenses due for payment.

6.2	Without the prior approval of Party A, Party B shall not structurally modify the leased premises and shall not remove or demolish any fixture in the leased premises and, in principle, the renovation works applied to the leased premises shall not cause any damage to the structure and facilities of the leased premises.

6.3	Party B shall lawfully use the leased premises in according with the terms and conditions of this Tenancy Agreement and shall not change the nature of the use of the leased premises, store therein any hazardous materials prohibited under the laws of the PRC nor carry out any activity which may violate the laws of PRC and Party B shall be fully responsible, including compensate Party A, for such acts which have caused damages to Party A.

6.4	During the Term of the Tenancy, Party B shall not sublet, transfer the tenancy of, lend out or pledge the leased premises or do anything which may damage the interest of Party A and any of Party B’s debts liability shall not be offset by the interest of the leased premises.

6.5	When the tenancy is not renewed upon it expiry, Party B shall not remove any internal renovation and other fixture funded by Party B other than the facilities and office equipment specially for the carrying out of the business operation of Party B and other parts of the renovation as a whole shall not be demolished or damaged unless the parties have mutually agreed otherwise.

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6.6	During the Term of the Tenancy, approval of Party A shall be obtained before Party B may commence renovation works of structural nature in the leased premises.

6.7	Party B shall exercise due care to use facilities within the leased premises and shall repair the damaged facilities to its original condition and shall compensate Party A at the market price should the damaged facility be not repairable.

6.8	Party B shall have the right to use the common area and facilities in the leased premises according to this Tenancy Agreement.

6.9	Party B shall bear the responsibility and compensate Party A in respect of the damage caused to persons, the leased premises or property of Party B due to its improper use, managing or maintaining of the leased premises.

6.10	On basis of not having breached the terms and conditions of this Tenancy Agreement, Party B shall have the right of first refusal to renew the tenancy of the leased premises by giving a written application to Party A, not less than one-month before its expiry and both parties shall discuss matters relating to the renewal.

7.	Termination

7.1	This tenancy shall be determined upon the occurrence of any of the following acts of Party B:

a.	Demolishing or modifying the structure of the leased premises without the consent of Party A;

b.	Unreasonable delay in payment of rent in arrears for more than 30 days;

c.	Subletting, lending, transferring or pledging the leased premises without the consent of Party A;

d.	Party B’s requesting for early termination of the tenancy;

7.2	For specific reason that Part A shall request for early termination of the tenancy before its expiry, Party A shall give not less than 30-day notice to Party B of its intention to terminate, compensate Party B for the damage caused and return the amount of rental in respect of the period from the termination up to the date of its expiry.

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8.	Applicable law

This tenancy Agreement shall be governed by and entered into, become effective, interpreted, carried out and settled on disputes in accordance with the laws of the PRC.

9.	Disclaimer

For reason of force majeure causing damages to Party A or Party B, neither party shall be held liable to the other party.

10.	Should there be dispute arising between the parties, the dispute shall be resolved by friendly negotiation and if friendly negotiation becomes not effective, both parties may refer the dispute to arbitration and during the course of the negotiation, other parts of this Tenancy Agreement shall remain bound on the parties.

11.	Should there be deficiency on the terms of this Tenancy Agreement, the parties hereof shall proceed to friendly negotiation with reference to the PRC Contract Laws and Laws governing the Management of Urban Real Property and enter into supplemental agreements which shall be as effective as this Tenancy Agreement.

12.	This Tenancy Agreement shall be effective the date hereof.

13.	This Tenancy Agreement shall be executed in duplicates and each party shall retain a copy thereof.

Party A:	Party B:

Seal: (CORPORATE SEAL AFFIXED)	Seal: (CORPORATE SEAL AFFIXED)

Address:	Address:

Telephone No.:	Telephone No.:

Date：	Date:

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